Exhibit 99.1
Somera Communications Appoints Wayne Higgins
as Chief Operations Officer
Dallas, TX, June 1, 2006 — Somera Communications, Inc. (Nasdaq: SMRA), a global provider of telecommunications asset management services, announced that M. Wayne Higgins has joined the company to serve in the newly-created position of Chief Operating Officer (COO). Mr. Higgins will be located at the company headquarters in Coppell, a suburb of Dallas, Texas. Mr. Higgins, who has been serving on the Somera Communications advisory board and active with the Company for the past 18 months, is a seasoned telecommunications professional with a proven track record in global re-marketing of equipment. As COO, Mr. Higgins will be responsible for the daily operations of the Company’s global operations, including sales, supply, services and the operations of its technical centers.
Mr. Higgins’ expertise was largely developed during his extensive tenure with Nortel Networks from 1980-2004, where he served in a number of executive positions including Vice President of Business Development, Vice President of Global Sales Operations, and Vice President of Global Re-Marketed Equipment.
“We are pleased to welcome Wayne to our Somera leadership team,” said David Heard, CEO of Somera Communications. “Wayne has distinguished himself as one of the leaders of our industry, as he was responsible for creating the concept and establishing the business model and processes necessary for the success of Nortel’s re-marketing business. Wayne possesses a unique understanding of both the brokerage and service aspects of our business and has a demonstrated track record of success. His experience with OEMs and resellers is ideally suited for enhancing our RecoveryPLUS business. Since initiating our rebalancing efforts earlier this year, we have targeted bringing in an individual with Wayne’s experience and skill set, and we believe his thoughtful leadership will be critical to achieving our goal of reaching profitability and growing the Company in the future.”
“I am pleased to be joining Somera at a time of great opportunity,” said Mr. Higgins. “Having served on the Company’s advisory board over the past 18 months, I am very familiar with Somera’s capabilities and I believe we have the right people and programs in place to build a successful business. I am excited about the model that Somera has created following its recent restructuring and the progress they have made in developing the RecoveryPLUS business. I believe that Somera has a solid plan for reaching profitability, and I’m confident that we can demonstrate consistent improvement in our financial results.”
Somera Communications also announced the departure of Michael Foliano, Senior Vice President of Sales, Supply and Operations.
“We would like to thank Michael for his exceptional commitment and contribution to Somera over the past two years, and we wish him well in his future endeavors,” said Mr. Heard.
About Somera Communications
Somera Communications is a telecom asset management firm that assists service providers generate greater value from their network assets in the form of lower operating costs, longer product life, higher productivity, and real measurable savings. Somera provides immediate availability of quality, warranted new and refurbished equipment at savings of 25% to 60%. Extending these benefits is Somera RecoveryPLUS™, which deploys knowledgeable personnel, proven processes and proprietary software to each client location to provide professional discovery, valuation and asset cataloging, thereby enhancing ongoing network efficiency while improving the accuracy and quality of reports required of today’s regulatory environment. In addition, Somera offers outsourced network operations, logistics, and technical service, as well as comprehensive repair services for wireless, wireline, and data products — all at significant savings and reduced cycle times. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the web at www.somera.com.

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements contained in this release, including, but not limited to, Somera’s ability to execute on its disaster recovery strategy, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry, including the risk of continued customer spending delays associated with carrier consolidation; the impact of competition in the market for supplying equipment and equipment lifecycle management services to telecommunications operators; the risk of potential shortage of product supply; and Somera’s ability to build its lifecycle management services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including but not limited to, the Annual Report on Form 10-K for the fiscal year ended December, 31, 2005, and Quarterly Reports on Form 10-Q. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s Securities & Exchange Commission filings may be obtained by contacting Financial Relations Board at 310-854-8317 or by visiting the Investor section of Somera’s web site at www.somera.com.
###
Contact:
Tony Rossi
Investor Relations for Somera Communications
Financial Relations Board
310-854-8317

2